Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the 2004 Global Share Option Plan and the 2005 U.S. Stock Option and Incentive Plan of Brainstorm Cell Therapeutics Inc. of our report dated June 2, 2005, with respect to the consolidated financial statements of Brainstorm Cell Therapeutics Inc. included in its Annual Report (Form 10-KSB) for the year ended March 31, 2005 and the period from inception (September 22, 2000) through March 31, 2005 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel                   /s/ Kost Forer Gabbay & Kasierer
February 15, 2006                  ---------------------------------
                                    KOST FORER GABBAY & KASIERER
                                    A Member of Ernst & Young Global